Exhibit 3.27A

FORM NO. 7a	Registration No. 38610

BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Rig Finance Ltd.

was delivered to the Registrar of Companies on the 28th day of December 2018 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 7th day of January 2019 Maria Boodram for Registrar of Companies

Capital prior to increase:	US$ 12,000.00
Amount of increase:	US$ 38,475,027.00
Present Capital:	US$ 38,487,027.00